                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                SCHEDULE 13G (A)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 1 )(1)

Parlux Fragrances, Inc.
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                                (Name of Issuer)

Common stock
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                         (Title of Class of Securities)

701645103
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                                 (CUSIP Number)

December 31, 2006
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          (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 ("Act") or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

CUSIP NO.  701645103
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Bridgeway Capital Management, Inc.  76-0409332
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)

N/A
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           156,409  **See Note 1**
               --------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               --------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         156,409   **See Note 1**
               --------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           None
               --------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            156,409   **See Note 1**
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See instructions)

        N/A
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.9%
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12.  TYPE OF REPORTING PERSON (See instructions)
        IA
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Item 1(a).  Name of Issuer:

                  Parlux Fragrances, Inc.
            -----------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  3725 S.W. 30th Avenue     Ft. Lauderdale, FL  33312
            -----------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  Bridgeway Capital Management, Inc.
            -----------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  5615 Kirby Drive, Suite 518   Houston, TX  77005
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Item 2(c).  Citizenship:

                  Texas
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Item 2(d).  Title of Class of Securities:

                  Common stock
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Item 2(e).  CUSIP Number:

                  701645103
            -----------------------------------------------------------

Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
                  156,409   **See Note 1**
          -------------------------------------------------------------

     (b)  Percent of class:
                  0.9%
          -------------------------------------------------------------

     (c)  Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote 156,409
               **See Note 1**,

         (ii)  Shared power to vote or to direct the vote None,

         (iii) Sole power to dispose or to direct the disposition of 156,409
               **See Note 1**,

         (iv)  Shared power to dispose or to direct the disposition of None.

**Note 1**  Bridgeway  Capital  Management,  Inc.  ("Bridgeway"),  an investment adviser  registered  under Section 203 of the  Investment  Advisers Act of 1940, furnishes  investment advice to various investment companies and unit investment trusts  registered under Section 8 of the Investment  Company Act of 1940 and to
certain  separate  accounts   (collectively   referred  to  herein  as  "Managed
Portfolios").  In its role as investment adviser or manager, Bridgeway possesses voting and/or  investment  power over the securities of the Issuer  described in this schedule that are owned by the Managed Portfolios,  and may be deemed to be the beneficial owner of the shares of the Issuer held by the Managed Portfolios.
However,  all  securities  reported  in this  schedule  are owned by the Managed
Portfolios.  Pursuant to Rule 13d-4 of the  Securities  Exchange Act of 1934, as
amended (the "Exchange Act"),  Bridgeway disclaims  beneficial ownership of such securities.  In addition,  the filing of this schedule shall not be construed as an  admission  that  the  reporting  person  or  any of  its  affiliates  is the beneficial  owner of any  securities  covered by this Schedule 13G for any other purposes than Section 13(d) of the Exchange Act.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this  statement  is being  filed to report  the fact that as of the date hereof he reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities check the following [X].

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  NA
         --------------------------------------------------------------

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company.

                  NA
         --------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

                  NA
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Item 9.  Notice of Dissolution of Group.

                  NA
          -------------------------------------------------------------

Item 10.  Certification.

     By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred to above were  acquired  and are held in the  ordinary course of business and were not acquired and not held for the purpose of or with the  effect  of  changing  or  influencing  the  control  of the  issuer  of the securities  and were not  acquired and are not held in  connection  with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct. BRIDGEWAY CAPITAL MANAGEMENT, INC.

                                              February 2, 2007
                                  -------------------------------------
                                                    (Date)

                                           /s/ LINDA GIUFFRE
                                  -------------------------------------
                                                  (Signature)

                                              Linda Giuffre
                                CCO, Bridgeway Capital Management, Inc.
                                  -------------------------------------
                                                  (Name/Title)